Rule 424(b)(2)
Registration No. 333-217413

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Senior Notes	$500,000,000	$62,250

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT NO. 4 DATED SEPTEMBER 14, 2018

TO PROSPECTUS DATED APRIL 21, 2017, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED APRIL 21, 2017, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2017

U.S. BANCORP

Medium-Term Notes, Series X (Senior)

Medium-Term Notes, Series Y (Subordinated)

CUSIP No.:	91159HHT0

Series:

☒ Series X (Senior)
☐ Series Y (Subordinated)

Form of Note:

☒ Book-Entry
☐ Certificated

Principal Amount:	$500,000,000

Trade Date:	September 14, 2018

Original Issue Date:	September 18, 2018

Redemption Date	August 17, 2021

Maturity Date:	September 17, 2021

Base Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note ☐ CDOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note

Agent’s Commission:	$425,000

Redemption Terms: Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):

Amount:	$499,605,000 / 99.921%

Proceeds to the Company:	$499,180,000

Interest Rate/Initial Interest Rate:	3.250%

Interest Payment Dates:	Semiannually, on the 17th of March and September beginning on March 17, 2019

Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date

Interest Determination Dates:

Interest Reset Dates:

Index Source:

Index Maturity:

Spread:

Spread Multiplier:

Maximum Interest Rate:

Day Count:	30/360

Minimum Interest Rate:

For Original Issue Discount Notes:

Original Issue Discount %:

Yield to Maturity:

Original Issue Discount Notes:

☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.

☐ For Federal income tax purposes only.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.921%	0.085%	99.836%
Total	$499,605,000	$425,000	$499,180,000

Agent	Principal Amount
U.S. Bancorp Investments, Inc.	$333,333,000
UBS Securities LLC	$166,667,000

Total	$500,000,000

/s/ John C. Stern	(authorized officer)

/s/ Joseph M. Tessmer	(authorized officer)

Delivery Instructions: DTC # 0280

Conflicts of Interest. The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes. As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.